UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2022

PARKWAY ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	333-209052 (Commission File Number)	47-5486027 (I.R.S. Employer Identification No.)

101 Jacksonville Circle Floyd, Virginia (Address of principal executive offices)	24091 (Zip Code)

Registrant’s telephone number, including area code: (540) 745-4191

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 26, 2022, Parkway Acquisition Corp., (the “Company”) entered into Amended and Restated Change in Control Agreements (the “Amended Agreements”) with certain of its executive officers, including Lorina C. Vaught, the Executive Vice President and Chief Financial Officer, Beth R. Worrell, the Executive Vice President and Chief Risk Officer, and Jonathan L. Kruckow, the Executive Vice President and Regional President, Virginia (each, an “Executive Officer,” and together, the “Executive Officers”). The Amended Agreements amend and replace the previous Change in Control Agreements between the Company and each of the Executive Officers. The amendments to the previous agreements provide for automatic renewal of each agreement’s term, unless adequate notice of non-renewal is provided to either party.

The Amended Agreements provide that if an Executive Officer’s employment is terminated by the Company without “Cause” or by the Executive Officer for “Good Reason” within 12 months following a “Change in Control Event” (as those terms are defined in the Amended Agreement), the Company will make a severance payment equal to the Executive Officer’s annualized base salary, in the case of Mr. Kruckow and Ms. Vaught, and equal to two times the Executive Officer’s annualized base salary, in the case of Ms. Worrell. An Executive Officer’s entitlement to the foregoing severance payment is subject to his or her release and waiver of claims against the Company and compliance with certain restrictive covenants as provided in the Amended Agreements.

An Executive Officer will not be entitled to any compensation or other benefits under the agreement if (a) the Company terminates his or her employment for “Cause,” (b) he or she voluntarily terminates employment for other than “Good Reason,” or (c) his or her employment terminates or is terminated due to death, “Retirement” or pursuant to a “Determination of Long Term Incapacity” (as those terms are defined in the Amended Agreement).

Subject to certain limited exceptions provided in the Amended Agreements, the Company’s obligation to make severance payments under the agreement expires on December 31, 2023; provided that on December 31, 2022, and on each December 31 thereafter (each such December 31st is referred to as the “Renewal Date”), the Amended Agreements automatically extended for an additional calendar year so as to terminate two years from such Renewal Date. The Amended Agreements will not, however, be extended if the Company gives written notice of non-renewal 90 days before the Renewal Date.

The Amended Agreements contain restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants generally continue for a period of 12 months following the last day of the Executive Officer’s employment.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Agreements, which are attached hereto as Exhibit 10.1, 10.2, and 10.3 are incorporated by reference into this Item 5.02.

Item 9.01.    Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Change in Control Agreement, by and between the Company and Lorina C. Vaught, dated May 26, 2022.

10.2	Amended and Restated Change in Control Agreement, by and between the Company and Beth R. Worrell, dated May 26, 2022.

10.3	Amended and Restated Change in Control Agreement, by and between the Company and Jonathan L. Kruckow, dated May 26, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKWAY ACQUISITION CORP.

Date: May 27, 2022	By:	/s/ Blake M. Edwards
Blake M. Edwards
President and Chief Executive Officer